Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Registration Statement on Form S-3 and related Prospectus of Nanophase Technologies Corporation for the registration of 453,001 shares of its common stock and 453,001 warrants to purchase shares of common stock and to the incorporation by reference therein of our report dated January 23, 2004, except for Note 20, as to which the date is March 23, 2004, with respect to the financial statements of Nanophase Technologies Corporation included in its Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

Schaumburg, Illinois

June 4, 2004

/s/ McGladrey & Pullen, LLP

McGladrey & Pullen, LLP